Exhibit 77C Matters submitted to a vote of security holders

AllianceBernstein Municipal Income Fund, Inc.-California Portfolio

A Special Meeting of the Stockholders of the AllianceBernstein Municipal Income Fund, Inc. California Portfolio (the Portfolio) was held on November 15, 2005, December 6, 2005, December 19, 2005 and December 21, 2005. At the November 15, 2005 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. At the December 6, 2005 Meeting, with respect to the third item of business, the amendment, elimination, or reclassification as non-fundamental of the fundamental investment restrictions, and the fourth item of business, the reclassification of the Portfolios fundamental investment objective as non-fundamental with changes to the Portfolios investment objective, the required number of outstanding shares voted in favor of the proposals, and the proposals were approved. At the December 21, 2005 Meeting, with respect to the second item of business, the amendment and restatement of the Portfolios Charter, the required number of outstanding shares voted in favor of the proposal, and the proposal was approved. A description of each proposal and number of shares voted at the Meeting are as follows (the proposal numbers shown below correspond to the proposal numbers in the Portfolios proxy statement):

				Voted For	Withheld Authority
1. To elect eight Directors of
the Portfolio, each such
Director to hold office
until his or her successor
is duly elected and qualified.

Ruth Block			118,644,255	4,286,322
David H. Dievler		118,695,836	4,234,741
John H. Dobkin			118,889,769	4,040,807
Michael J. Downey		118,872,732	4,057,845
William H. Foulk, Jr.		118,786,439	4,144,137
D. James Guzy			118,270,202	4,660,374
Marc O. Mayer			118,800,780	4,129,797
Marshall C. Turner, Jr.		118,806,850	4,123,727

				Voted For	Voted Against	Abstained
2. The amendment and
restatement of the Portfolios
Charter.			97,606,855	3,619,023	7,488,218


			      Voted For  Voted Against  Abstained  Broker
								   Non-Votes
3. To amend, eliminate, or
reclassify as non-fundamental,
the fundamental investment
restrictions regarding:

3.B. Issuing Senior Securities
and Borrowing Money           36,708,325   2,492,679    827,170	   9,786,749

3.C. Underwriting Securities  36,763,040   2,441,164	823,970	   9,786,749

3.D. Concentration of
Investments                   36,857,943   2,358,995	811,237	   9,786,749

3.E. Real Estate and
Companies That Deal In
Real Estate                   36,845,906   2,380,642	801,626	   9,786,749

3.F. Commodity Contracts
and Futures Contracts         36,850,966   2,413,948	763,260	   9,786,749

3.G. Loans                    36,799,316   2,399,428    829,431	   9,786,749

3.H. Joint Securities
Trading Accounts              36,925,579   2,285,797    816,798	   9,786,749

3.L. Purchase of Securities
on Margin                     36,798,085   2,489,626	740,463	   9,786,749

3.M. Short Sales              36,629,381   2,606,115	792,678	   9,786,749

3.N. Pledging, Hypothecating,
Mortgaging, or Otherwise
Encumbering Assets            36,746,532   2,492,290	789,352	   9,786,749

4.B. The reclassification of
the Portfolios fundamental
investment objective as
non-fundamental with changes
to the Portfolios investment
objective.                    35,042,960   1,866,474	3,118,740   9,786,749